Exhibit (a)(5)(xxv)

McKESSON ANNOUNCES FINAL RESULTS OF EXCHANGE OFFER

IRVING, TEXAS — March 12, 2020 — McKesson Corporation (NYSE:MCK) today announced the final results of its offer to its stockholders to exchange their issued and outstanding shares of McKesson common stock for shares of PF2 SpinCo, Inc. (“SpinCo”) common stock owned by McKesson as part of its split-off of its interest in Change Healthcare LLC (“Change Healthcare”) and its agreement with Change Healthcare Inc. (NASDAQ:CHNG) (“Change”) to merge SpinCo with and into Change.

The exchange offer expired at 11:59 p.m., New York City time, on March 9, 2020. Under the terms of the offer, 11.4086 shares of SpinCo common stock were exchanged for each share of McKesson common stock accepted in the offer. McKesson accepted 15,426,537 of the tendered shares in exchange for 175,995,192 shares of SpinCo common stock, which were immediately converted into an equal number of whole shares of Change common stock (with cash in lieu of fractional shares) upon completion of the merger, which closed on March 10, 2020. The exchange offer and merger are generally expected to be tax-free to participating McKesson stockholders for U.S. federal income tax purposes except to the extent of any cash received in lieu of fractional shares of Change common stock.

Because the exchange offer was oversubscribed, McKesson accepted tendered shares of McKesson common stock on a pro rata basis in proportion to the total number of shares validly tendered and accepted for exchange. Stockholders who owned fewer than 100 shares of McKesson common stock, or an “odd lot” of such shares, and who validly tendered all of their shares, were not subject to proration in accordance with the terms of the exchange offer. The final proration factor of approximately 14.82% was applied to all other shares of McKesson common stock that were validly tendered and not validly withdrawn to determine the number of such shares that were accepted from each tendering stockholder.

Based on the final count by the exchange agent Equiniti Trust Company, the final results of the exchange offer are as follows:

Total number of shares of McKesson common stock validly tendered and not validly withdrawn:	97,324,143
Shares tendered and not validly withdrawn that were subject to proration:	96,151,322
“Odd-lot” shares tendered that were not subject to proration:	1,172,821
Total number of shares of McKesson common stock accepted:	15,426,537

In connection with the transactions, Goldman Sachs & Co. LLC is acting as financial advisor and Davis Polk & Wardwell LLP is acting as legal advisor to McKesson.

Forward-Looking Statements

This press release contains certain statements about McKesson, SpinCo, Change Healthcare and Change that are “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. These matters involve risks and uncertainties as discussed in the registration statement on Form S-4 and S-1 filed by SpinCo in connection with the Transactions (as defined below) with the U.S. Securities and Exchange Commission (the “SEC”) (File No. 333-236236) and the registration statement on Form S-4 filed by Change in connection with the Transactions with the SEC (File No. 333-236234), as well as in McKesson’s and Change’s respective periodic reports on Form 10-K and Form 10-Q and current reports on Form 8-K, filed from time to time with the SEC. The forward-looking statements contained in this release may include statements about the expected effects on McKesson, SpinCo and Change of the separation of SpinCo from McKesson and the merger of SpinCo with and into Change (collectively, the “Transactions”); the anticipated benefits of the Transactions and McKesson’s, SpinCo’s, Change Healthcare’s and Change’s anticipated financial results; and also include all other statements in this press release that are not historical facts. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “could,” “positioned,” “strategy,” “future,” or words, phrases, or terms of similar substance or the negative thereof, are forward-looking statements. These statements are based on the current expectations of the management of McKesson, SpinCo and Change (as the case may be) and are subject to uncertainty and to changes in circumstances and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Such risks, uncertainties and assumptions include, but are not limited to: changes in the healthcare industry and regulatory environment; fluctuations in foreign currency exchange rates; material adverse resolution of pending legal proceedings, including those related to the distribution of controlled substances; cyberattack, natural disaster, or malfunction of sophisticated internal computer systems to perform as designed; the potential inadequacy of insurance to cover property loss or liability claims; the anticipated tax treatment of the Transactions; the expansion and growth of Change’s operations; ongoing risks related to the price or trading volume of McKesson’s and Change’s common stock; failure to pay dividends to holders of McKesson’s or Change’s common stock; impairment charges for goodwill; and the risk that disruptions from the Transactions will harm McKesson’s, SpinCo’s, Change Healthcare’s or Change’s businesses. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and none of McKesson, SpinCo, Change Healthcare or Change undertakes any obligation to update publicly such statements to reflect subsequent events or circumstances.

About McKesson Corporation

McKesson Corporation is a global leader in healthcare supply chain management solutions, retail pharmacy, community oncology and specialty care, and healthcare information technology. McKesson partners with pharmaceutical manufacturers, providers, pharmacies, governments and other organizations in healthcare to help provide the right medicines, medical products and healthcare services to the right patients at the right time, safely and cost-effectively. United by our ICARE shared principles, our employees work every day to innovate and deliver opportunities that make our customers and partners more successful — all for the better health of patients. McKesson has been named a “Most Admired Company” in the healthcare wholesaler category by FORTUNE, a “Best Place to Work” by the Human Rights Campaign Foundation, and a top military-friendly company by Military Friendly. For more information, visit www.mckesson.com.

PR Contacts

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